UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CBAK ENERGY TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 15, 2023

To the Stockholders of CBAK ENERGY TECHNOLOGY, INC.:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of CBAK Energy Technology, Inc., a Nevada corporation (the “Company”) that will be held on Friday, December 15, 2023, at 9:00 a.m., local time, at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, 116450, China.

We are now filing this proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in order to provide the disclosures required by the rules and regulations of the SEC in connection with the Annual Meeting, which will be held for the following purposes:

1.	To elect five (5) persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	To ratify the appointment of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To approve the CBAK Energy Technology, Inc. 2023 Equity Incentive Plan;

4.	To have an advisory vote on the compensation of the Company’s Named Executive Officers;

5.	To vote to approve, on an advisory basis, the frequency of the voting with respect to the compensation of the Company’s Named Executive Officers; and

6.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record at the close of business on October 17, 2023 (the “Record Date”) are entitled to notice and to vote at the Annual Meeting and any adjournment or postponement thereof.

It is important that your shares are represented at the Annual Meeting. We urge you to review the attached Proxy Statement and, whether or not you plan to attend the Annual Meeting in person, please vote your shares promptly by casting your vote via the Internet or, if you receive a full set of proxy materials by mail or request one be mailed to you, and prefer to mail your proxy or voter instructions, please complete, sign, date, and return your proxy or vote instruction form in the pre-addressed envelope provided, which requires no additional postage if mailed in the United States. You may revoke your vote by submitting a subsequent vote over the Internet or by mail before the Annual Meeting, or by voting in person at the Annual Meeting.

If you plan to attend the Annual Meeting, please notify us of your intentions. This will assist us with meeting preparations. If your shares are not registered in your own name and you would like to attend the Annual Meeting, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials that is being mailed to you and any other information forwarded to you by your broker, trust, bank, or other holder of record to obtain a valid proxy from it. This will enable you to gain admission to the Annual Meeting and vote in person.

By Order of the Board of Directors,

/s/ Yunfei Li
Chairman

October 20, 2023

i

CBAK ENERGY TECHNOLOGY, INC.

BAK Industrial Park,

Meigui Street, Huayuankou Economic Zone,

Dalian City, 116450, China

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors of CBAK Energy Technology, Inc., a Nevada corporation (the “Company” or “we”), for the Company’s Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held at 9:00 a.m., local time, on Friday, December 15, 2023, and at any adjournment(s) or postponement(s) thereof, at the principal executive offices of the Company, located at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, 116450, China.

The approximate date on which the Proxy Statement and the accompanying notice and form of proxy are intended to be sent or made available to stockholders is on or about October 20, 2023.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our records indicate that you owned your shares of Company common stock, par value $0.001 per share (the “Common Stock”) at the close of business on October 17, 2023 (the “Record Date”). You have been sent this Proxy Statement and the enclosed proxy because the Company is soliciting your proxy to vote your shares of Common Stock at the Annual Meeting on the proposals described in this Proxy Statement.

What proposals will be voted at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting:

(1)	The election of five (5) persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office (Proposal 1);

(2)	The ratification of the appointment of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);

(3)	The Approval of the CBAK Energy Technology, Inc. 2023 Equity Incentive Plan; (Proposal 3);

(4)	A vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 4); and

(5)	A vote to approve, on an advisory basis, the frequency of the voting with respect to the compensation of our Named Executive Officers (Proposal 5).

We will also consider any other business that properly comes before the Annual Meeting or at any postponement or adjournment of the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their judgment.

What are the recommendations of the Board of Directors?

Our Board of Directors unanimously recommends that you vote:

(1)	“For” the election of the nominated directors (Proposal 1);

(2)	“For” the ratification of the appointment of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);

(3)	“For” the approval of the CBAK Energy Technology, Inc. 2023 Equity Incentive Plan (Proposal 3);

(4)	“For” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 4);

(5)	“EVERY THREE YEARS” for the proposal regarding a vote to approve, on an advisory basis, the frequency of the voting with respect to the compensation of our Named Executive Officers (Proposal 5);

Will there be any other items of business on the agenda?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Those persons intend to vote that proxy in accordance with their judgment. If for any reason any of the nominees are not available as candidates for director, and our Board of Directors has not reduced the authorized number of directors on our Board of Directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Who is entitled to vote at the Annual Meeting?

All owners of our Common Stock as of the close of business on the Record Date are entitled to vote their shares of Common Stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 89,467,190 shares of Common Stock are outstanding and eligible to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with the Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, we encourage you to vote either by Internet or by filling out and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as a proposal to ratify an independent registered public accounting firm (Proposal 2). However, absent instructions from the beneficial owners of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as Proposals 1, 3, 4 and 5. We strongly encourage you to vote.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented.

You may vote using any of the following methods:

●	By Internet. You may vote by using the Internet in accordance with the instructions provided on the Notice of Internet Availability of Proxy Materials. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

●	By Mail. Stockholders of record of Common Stock as of the Record Date may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the five nominees to the Board of Directors (Proposal 1), “FOR” the ratification of ARK Pro CPA & Co as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 2), “FOR” the approval of the CBAK Energy Technology, Inc. 2023 Equity Incentive Plan (Proposal 3), “FOR” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 4), and “EVERY THREE YEARS” for the proposal regarding a vote to approve, on an advisory basis, the frequency of the voting with respect to the compensation of our Named Executive Officers (Proposal 5). Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

●	In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by the Internet, you may revoke your proxy with a later Internet proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Who may attend the Annual Meeting?

All stockholders that were stockholders of the Company as of the Record Date, or their authorized representatives, may attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should obtain a legal proxy from the broker, bank or nominee that holds your shares to ensure your admission.

What constitutes a quorum and how will votes be counted?

The Annual Meeting will be held if a quorum, consisting of thirty-three and one-third percent (33-1/3%) of the outstanding shares of Common Stock entitled to vote as of the Record Date, is represented in person or by proxy. Abstentions and broker “non-votes” will be counted for purposes of determining a quorum.

A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote only on routine corporate matters, such as the ratification of the appointment of ARK Pro CPA & Co as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 2) without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1) and Proposals 3, 4 and 5.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting or any postponement or adjournment of the Annual Meeting, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and the effect of a broker non-vote varies depending on the vote required with respect to an individual proposal.

How are proxies being solicited and who will pay for the solicitation of proxies?

This proxy solicitation is being made by the Company on behalf of the Board of Directors of the Company and will be paid for by the Company. We will reimburse brokerage firms, banks and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and regular employees personally or by telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for such services.

I am a stockholder, and I only received a copy of the Notice of Internet Availability of Proxy Materials (“Notice”) in the mail. How may I obtain a full set of the proxy materials?

In accordance with the “notice and access” rules of the SEC, we may furnish proxy materials, including this Proxy Statement, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, these proxy materials, stockholders may contact:

Corporate Secretary

CBAK Energy Technology, Inc.

BAK Industrial Park,

Meigui Street, Huayuankou Economic Zone,

Dalian City, 116450, China

Telephone: 86-411-39185985; Fax: 86-411-39185980

E-mail: ir@cbak.com.cn

Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Whom should I contact with other questions?

You may obtain information from us by making a request by telephone or in writing at the address of our Corporate Secretary set forth above.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to Be Held on December 15, 2023:

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2022 Annual Report are available at http://onlineproxyvote.com/CBAK/

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us with respect to the beneficial ownership of our Common Stock as of the close of business on the Record Date for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each named executive officer, (iii) each of our directors and nominees, and (iv) all of our named executive officers and directors as a group:

Names of Management and Names of Certain Beneficial Owners (1)	Amount and Nature of Beneficial Ownership (1)
	Number (2)	Percent (3)
Officers and Directors
Yunfei Li (5) (7) (8) (12)	11,100,871	12.40%
J. Simon Xue (4) (6) (9)	35,000	*
Martha C. Agee (4) (9)	55,000	*
Jianjun He (4) (9)	51,665	*
Xiangyu Pei (11)	292,983	*
Jiewei Li(13)	9,000	*
All executive officers and directors as a group (6 persons)	11,544,519	12.89%
Principal Stockholders
Daiwei Li (7) (8)	6,733,359	7.53%

*	Denotes less than 1% of the outstanding shares of Common Stock.

(1)	The number of shares beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days of the Record Date, through the exercise or conversion of any stock option, convertible security, warrant or other right (a “Presently Exercisable” security). Including those shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

(2)	Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of Common Stock listed as owned by that person or entity.

(3)	A total of 89,467,190 shares of Common Stock are considered to be outstanding on the Record Date. For each beneficial owner above, any Presently Exercisable securities of such beneficial owner have been included in the denominator, pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

(4)	On June 30, 2015, each of our independent directors then was granted 30,000 restricted shares of the Company’s Common Stock, under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). The restricted shares vest over a three-year period in 12 equal quarterly installments with the first vesting date on June 30, 2015.

(5)

On June 30, 2015, Mr. Yunfei Li was granted 30,000 restricted shares of the Company’s Common Stock, under the 2015 Plan. The restricted shares vest over a three-year period in 12 equal quarterly installments with the first vesting date on June 30, 2015. On April 19, 2016, pursuant to the 2015 Plan, the Company granted Mr. Yunfei Li an aggregate of 150,000 restricted shares of the Company’s Common Stock. The restricted shares vest semi-annually in 6 equal installments over a three-year period with the first vesting on December 31, 2016. On February 17, 2017, we signed a letter of understanding with each of eight individual investors, including our CEO, Mr. Yunfei Li, whereby these stockholders agreed in principle to subscribe for new shares of our Common Stock totaling $10 million. The issue price would be determined with reference to the market price prior to the issuance of new shares. In January 2017, the stockholders paid us a total of $2.1 million as refundable deposits, among which, Mr. Yunfei Li agreed to subscribe new shares totaling $1.12 million and pay a refundable deposit of $0.2 million. In April and May 2017, we received cash of $9.6 million from these stockholders. On May 31, 2017, we entered into a securities purchase agreement with these investors, pursuant to which we agreed to issue an aggregate of 6,403,518 shares of Common Stock to these investors, at a purchase price of $1.50 per share, for an aggregate price of $9.6 million, including 746,018 shares were issued to Mr. Yunfei Li, our CEO. On June 22, 2017, we issued the shares to the investors.

On August 23, 2019, pursuant to the 2015 Plan, the Company granted Mr. Yunfei Li an aggregate of 400,000 restricted share units of the Company’s Common Stock. The share units vest semi-annually in 6 equal installments over a three-year period with the first vesting on September 30, 2019.

Includes 20,000 options vested on May 30, 2022 and 20,000 options vested on November 30, 2022. On November 29, 2021, pursuant to the 2015 Plan, the Company granted Mr. Yunfei Li an aggregate of 200,000 performance-based stock options to purchase the Company’s Common Stock. Subject to continued service and attainment of the performance goals relating to the Company’s operating results for each of the fiscal years ending December 31, 2021, 2022, 2023, 2024 and 2025, the options will vest semi-annually in 10 equal installments over a 5-year period with the first vesting on May 30, 2022. The options will expire on the 70-month anniversary of the grant date. The performance goals for 2021 were met, resulting in vesting of 20,000 options on May 30 and November 30, 2022, respectively. However, the performance criteria for 2022 were not met, and thus, no portion of the option was vested in 2023.

On April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Yunfei Li an aggregate of 150,000 restricted share units of the Company’s Common Stock. The share units vest in two equal installments on June 30 and December 31, 2023, respectively. Also, on April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Yunfei Li an aggregate of 300,000 options to purchase Common Stock. The options vest in four equal installments semi-annually with the first portion vesting on June 30, 2024.

(6)	On April 19, 2016, pursuant to the 2015 Plan, the Company granted Dr. Xue an aggregate of 30,000 restricted shares of the Company’s Common Stock. The restricted shares vest semi-annually in 6 equal installments over a three-year period with the first vesting on December 31, 2016.

(7)	On January 7, 2019, we entered into a cancellation agreement with Mr. Yunfei Li and Mr. Dawei Li, who loaned an aggregate of approximately $5.2 million (the “First Debt”) to the Company’s subsidiary, CBAK Power. Pursuant to the terms of the cancellation agreement, the creditors agreed to cancel the First Debt in exchange for an aggregate of 5,098,040 shares of Common Stock of the Company at an exchange price of $1.02 per share. According to the amount of loan, 3,431,373 and 1,666,667 shares were issued to Mr. Dawei Li and Mr. Yunfei Li, respectively. Upon receipt of the shares, the creditors released the Company from any claims, demands and other obligations relating to the First Debt.

(8)

On July 26, 2019, we entered into a cancellation agreement with Mr. Dawei Li, Mr. Yunfei Li and Asia EVK, who loaned an aggregate of approximately $7.1 million to CBAK Power (collectively, the “Third Debt” and “Fourth Debt”). Pursuant to the terms of the cancellation agreement, the creditors agreed to cancel the Third Debt and Fourth Debt in exchange for an aggregate of 7,092,219 shares of Common Stock of the Company at an exchange price of $1.05 per share. According to the amount of loan, 1,384,717, 2,938,067 and 2,769,435 shares were issued to Mr. Dawei Li, Mr. Yunfei Li and Asia EVK, respectively. Upon receipt of the shares, the creditors released the Company from any claims, demands and other obligations relating to the Third Debt and Fourth Debt.

(9)	On August 23, 2019, pursuant to the 2015 Plan, each of our independent directors then was granted 20,000 restricted share units of the Company’s Common Stock. The share units vest semi-annually in 6 equal installments over a three-year period with the first vesting on September 30, 2019.

(10)

On October 14, 2019, we entered into a cancellation agreement with Mr. Shangdong Liu, Mr. Shibin Mao, Ms. Lijuan Wang and Mr. Ping Shen, who loaned an aggregate of approximately $4.2 million to CBAK Power (the “Fifth Debt”) and the unpaid earnest money of approximately $1.0 million. Pursuant to the terms of the cancellation agreement, the creditors agreed to cancel the Fifth Debt and convert the unpaid earnest money in exchange for an aggregate of 8,599,717 shares of Common Stock of the Company at an exchange price of $0.6 per share. According to the amount of loan, 528,053, 3,536,068, 2,267,798 and 2,267,798 shares were issued to Mr. Shangdong Liu, Mr. Shibin Mao, Ms. Lijuan Wang and Mr. Ping Shen, respectively. Upon receipt of the shares, the creditors released the Company from any claims, demands and other obligations relating to the Fifth Debt and the unpaid earnest money.

(11)

On April 19, 2016, Ms. Pei was granted 50,000 restricted shares under the 2015 Plan. Such shares vest semi-annually in 6 equal installments over a three-year period with the first vesting on December 31, 2016. On August 23, 2019, pursuant to the 2015 Plan, the Company granted Ms. Pei an aggregate of 180,000 restricted share units of the Company’s Common Stock. The share units vest semi-annually in 6 equal installments over a three-year period with the first vesting on September 30, 2019.

Includes 15,000 options vested on May 30, 2022 and 15,000 options vested on November 30, 2022. On November 29, 2021, pursuant to the 2015 Plan, the Company granted Ms. Pei an aggregate of 150,000 performance-based stock options to purchase the Company’s Common Stock. Subject to continued service and attainment of the performance goals relating to the Company’s operating results for each of the fiscal years ending December 31, 2021, 2022, 2023, 2024 and 2025, the options will vest semi-annually in 10 equal installments over a 5-year period with the first vesting on May 30, 2022. The options will expire on the 70-month anniversary of the grant date. The performance goals for 2021 were met, resulting in vesting of 15,000 options on May 30 and November 30, 2022, respectively. However, the performance criteria for 2022 were not met, and thus, no portion of the option was vested in 2023.

On April 11, 2023, pursuant to the 2015 plan, the Company granted Ms. Xiangyu Pei an aggregate of 50,000 restricted share units of the Company’s Common Stock. The share units vest in two equal installments on June 30 and December 31, 2023, respectively. Also, on April 11, 2023, pursuant to the 2015 plan, the Company granted Ms. Xiangyu Pei an aggregate of 100,000 options to purchase Common Stock. The options vest in four equal installments semi-annually with the first portion vesting on June 30, 2024.

(12)

On April 27, 2020, the Company entered into a cancellation agreement with Mr. Yunfei Li, Mr. Ping Shen and Asia EVK (the creditors), who loaned an aggregate of approximately $4.3 million to CBAK Power (the “Sixth Debt”). Pursuant to the terms of the cancellation agreement, Mr. Yunfei Li, Mr. Ping Shen and Asia EVK agreed to cancel the Sixth Debt in exchange for 2,062,619, 4,714,557 and 2,151,017 shares of Common Stock, respectively, at an exchange price of $0.48 per share. Upon receipt of the shares, the creditors released the Company from any claims, demands and other obligations relating to the Sixth Debt.

(13)

Includes 4,000 options granted under the 2015 plan that have vested.

On November 29, 2021, Mr. Jiewei Li was granted an option to purchase 20,000 shares of Common Stock. The option vests in 10 equal semi-annual installments based on the Company’ss satisfaction of certain performance criteria for each of the fiscal year ending December 31, 2021, 2022, 2023, 2024 and 2025. The performance criteria for 2021 were met, resulting in vesting of the option as to 2,000 shares on May 30, 2022 and 2,000 shares on November 30, 2022. The performance criteria for 2022 were not met, and thus, no portion of the option was vested in 2023.

On April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Jiewei Li an aggregate of 10,000 restricted share units of the Company’s Common Stock. The share units vest in two equal installments on June 30 and December 31, 2023, respectively. Also, on April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Jiewei Li an aggregate of 20,000 options to purchase Common Stock. The options vest in four equal installments semi-annually with the first portion vesting on June 30, 2024.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

PROPOSAL 1. - ELECTION OF DIRECTORS

Our Board of Directors is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance. Members of the Board of Directors are kept informed of the Company’s business by participating in Board of Directors and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

Effective December 8, 2006, Article V of our articles of incorporation was amended so that the number of our directors shall be determined in accordance with our Bylaws instead of in accordance with provisions contained in our articles of incorporation. At the Annual Meeting, five (5) directors will be elected, each to hold office until the next annual meeting of stockholders or his or her earlier death or resignation or until his or her successor, if any, is elected or appointed. The individuals who have been nominated for election to the Board of Directors at the Annual Meeting are listed in the table below. Each of the nominees is a current director of the Company.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for the office of Director at the time of the Annual Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be duly designated by the proxy holders or by the present Board of Directors or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a Director. To be elected, each of the five nominees proposed for election as directors at the Annual Meeting must receive at least a plurality of the votes cast at the Annual Meeting.

Director Selection

There have been no material changes to the procedures by which stockholders may recommend nominees to our Board of Directors since such procedures were last disclosed. As provided in its Charter, the Nominating and Corporate Governance Committee of the Company’s Board of Directors is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election as directors. The Nominating and Corporate Governance Committee considers recommendations for director nominees, including those submitted by the Company’s stockholders, on the bases described below. Stockholders may recommend nominees by writing to the Nominating and Corporate Governance Committee c/o the Secretary at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, 116450, China; via email at IR@cbak.com.cn; or via fax at (86)411-39185980. Stockholder recommendations will be promptly provided to the chairman of the Nominating and Corporate Governance Committee. To be considered by the Nominating and Corporate Governance Committee for inclusion in the proxy for the 2024 annual meeting, recommendations must be received by the Secretary of the Company not later than the close of business on December 31, 2023.

In identifying and evaluating nominees, the Nominating and Corporate Governance Committee may consult with the other Board members, management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Nominating and Corporate Governance Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee may take into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business and technology; the international nature of the Company’s operations; educational and professional background; and personal accomplishment. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. The Nominating and Corporate Governance Committee also ensures that a majority of nominees would be “independent directors” as defined under the applicable rules of the SEC and The NASDAQ Stock Market LLC (“NASDAQ”). For a description of the qualifications that the Nominating and Corporate Governance Committee seeks in potential nominees, please see “Director Qualifications” below.

The names, the positions with the Company and the ages as of the Record Date of the individuals who are our nominees for election as directors are:

Name	Age	Position/s	Director Since
Yunfei Li	57	Chairman, President and Chief Executive Officer	March 2016
Jianjun He	51	Director	November 2013
J. Simon Xue	69	Director	February 2016
Martha C. Agee	68	Director	November 2012
Xiangyu Pei	34	Director	September 2021

Director Qualifications

Qualifications, Attributes, Skills and Experience to be Represented on the Board of Directors as a Whole

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board of Directors. The Nominating and Corporate Governance Committee also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board of Directors and the Nominating and Corporate Governance Committee require that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company’s services are performed in various countries and in significant areas of future growth located outside of the United States. Accordingly, the Board believes that international experience or specific knowledge of key geographic growth areas and diversity of professional experiences should be represented on the Board. In addition, the Company’s business is multifaceted and involves complex financial transactions. Therefore, the Board believes that the Board should include some Directors with a high level of financial literacy and some Directors who possess relevant business experience as a Chief Executive Officer or President. Our business involves complex technologies in a highly specialized industry. Therefore, the Board believes that extensive knowledge of the Company’s business and industry should be represented on the Board.

Board Diversity Matrix

The matrix below summarizes the gender and ethnic diverse attributes on our Board.

Board Diversity Matrix (As of Record Date)
Country of Principal Executive Offices	China
Foreign Private Issuer	No
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	3	0	0
Part II: Demographic Background

Underrepresented Individual in Home Country Jurisdiction	1
LGBTQ+	0
Did Not Disclose Demographic Background	0

Biographical Information and Summary of Qualifications of Nominees for Director

Yunfei Li has served as the chairman of our board, our president and chief executive officer since March 1, 2016. Mr. Yunfei Li has more than 20 years of management experience in industries of real estate development, battery and new energy. Since May 2014, he has been Vice President of the Company’s subsidiary, CBAK Power in charge of the company’s construction of manufacturing facilities, government relationship and development of new customers. From May 2010 to May 2014, Mr. Yunfei Li held management positions of various new energy development and real estate development companies in China. Prior to that, he was Director of Construction Department, Director of Comprehensive Management Department and Assistant to President of Shenzhen BAK Battery Co., Ltd., a former subsidiary of the Company, from March 2003 to May 2010. Mr. Yunfei Li holds a bachelor’s degree in Civil Engineering from Liao Yuan Vocational Technical College.

Director Qualifications: Mr. Yunfei Li has extensive senior management experience in the industry in which we operate and has held management positions of various new energy development and real estate development companies in China.

Jianjun He has served as our director since November 4, 2013. Mr. He has more than 16 years of experience in accounting and finance and is an associate member of the Chinese Institute of Certificate Public Accounts. Mr. He has been the Managing Director of Jilin Cybernaut Lvke Investment and Management Co., Ltd., an investment consulting firm in China, since January 1, 2013. From June 30, 2009 to December 31, 2012, Mr. He served as the Chief Financial Officer of THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT Heat”), a provider of heat exchangers and heat exchange solutions in China. Mr. He was the Chief Financial Officer of Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd, a wholly owned subsidiary of THT Heat from 2007 to December 2012. From 1999 to 2007, Mr. He worked as senior financial officer in Jilin Grain Group, a state-owned enterprise engaged in the grain processing and trading business. Mr. He graduated from Changchun Taxation College in 1995 with a Bachelor’s degree in Auditing and obtained a Master’s degree from Jilin University in 2005.

Director Qualifications: Mr. He, Chair of the Nominating and Corporate Governance Committee, has more than 15 years of experience in accounting and finance and is an associate member of the Chinese Institute of Certificate Public Accounts. He also has more than three years’ experience acting as CFO of a Nasdaq listed company.

J. Simon Xue has served as our director since February 1, 2016. Dr. Xue has approximately 40 years of experience in nuclear chemistry, solid state chemistry, superconductivity and materials for Lithium ion batteries. Within his research career, he has spent 21 years in the research and development of Lithium ion battery. Dr. Xue is retired but remains a member of energy storage strategic division of the Expert Committee for “Chinese Industrial Association of Power Sources”, energy storage strategic division. Prior to that, Dr. Xue was a director of Altair Nanotechnologies Inc., a Delaware company, between August 2011 and April 2012. From 2010 to 2011, he served as the chief executive officer of Yintong Energy Co., Ltd., a subsidiary of Canon Investment Holdings Ltd. Dr. Xue has also held positions at Ultralife, Duracell, B&K Electronics Co., Ltd., Valence Energy-Tech (Suzhou) Co., A123 Systems Inc. and International Battery Inc. He enjoys an extensive reputation in the whole product chain of lithium ion battery in China, including materials, equipment, cell manufacturing and testing. He has authored or co-authored over 50 scientific articles, 12 patents relevant to battery chemistry and materials and participated, presented and hosted more than 30 battery or material related international conferences. Dr. Xue completed his Ph.D. program in Solid State Chemistry in McMaster University in 1992.

Director Qualifications: Dr. Xue, Chair of the Compensation Committee, has approximately 40 years of experience in nuclear chemistry, solid state chemistry, superconductivity and materials for Lithium ion batteries. Within his research career, he has spent 21 years in the research and development of Lithium ion battery.

Martha C. Agee has served as our director since November 15, 2012. Since 1997, Ms. Agee has been a senior lecturer of business law at Hankamer School of Business of Baylor University where she teaches courses in the Legal Environment of Business, International Business Law, and Healthcare Law & Ethics for graduate and undergraduate students. Prior to that, Ms. Agee practiced law from 1988 to 1996. Ms. Agee obtained her bachelor’s degree in Accounting in 1976 and Juris Doctorate degree in 1988 from Baylor University.

Director Qualifications: Ms. Agee, Chair of the Audit Committee, was previously Certified Public Accountant, worked as Chief Accountant for a political sub-division for five and a half years and worked as Supervisor of Accounting for a large retail chain with the responsibilities included hiring, training, and supervision of accounting staff; preparation and analysis of 17 monthly financial statements and quarterly consolidated financial statements; budgeting, and internal auditing.

Xiangyu Pei served as our Interim Chief Financial Officer from August 23, 2019 to August 22, 2023. After resigning as our Interim Chief Financial Officer, she has continued to serve in our finance department. Prior to that, she served as the financial controller of the Company’s subsidiary, CBAK Power since 2017. Ms. Pei was also the Company’s secretary from 2017 to August 2023. While serving as our Interim Chief Financial Officer, she oversaw auditing, accounting, financial reporting and investor relations for the Company. Ms. Pei received a PhD in World Economics from Jilin University in China.

Director Qualifications: Having served at the Company since 2017, Ms. Pei brings to the Board of Directors substantial experience in various aspects of our business and industry and strong management skills.

Each director holds office until the earlier of his or her death, resignation, removal from office by the stockholders, or his or her respective successor is duly elected and qualified. There are no arrangements or understandings between any of our nominees or directors and any other person pursuant to which any of our nominees or directors have been selected for their respective positions. No nominee or director is related to any executive officer or any other nominee or director.

No director of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. There are no family relationships among our directors or officers.

Other than as described above, no director has held any directorship during the past five years with any other public company.

For information as to the shares of the Common Stock held by each nominee, see “Securities Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Securities Ownership of Certain Beneficial Owners and Management.”

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been the subject of the follow events, during the past ten years:

1)	A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2)	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)	The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4)	The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3)i in the preceding paragraph or to be associated with persons engaged in any such activity;

5)	Was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

6)	Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7)	Was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any federal or state securities or commodities law or regulation; or

ii.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8)	Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Our Board of Directors has determined that each of our non-employee directors, Mr. Xue, Ms. Agee and Mr. He, is an “independent director” as defined by the applicable rules of the SEC and NASDAQ. Each of our non-employee directors serves on the Board’s committees, and therefore all of the members of our board committees are independent as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. There were and are no transactions, relationships or arrangements not otherwise disclosed in this Proxy Statement that were considered by the Board of Directors under the applicable independence definitions in determining that each of these directors is independent.

Governance Structure

Currently, our Chief Executive Officer is also our Chairman. The Board of Directors believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for the Company. In making this determination, the Board of Directors considered, among other matters, Mr. Yunfei Li’s experience and tenure of having been officers of the Company since 2003, and believed that Mr. Yunfei Li is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chief Executive Officer/Chairman considered by the Board of Directors is that such structure promotes clearer leadership and direction for our Company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board of Directors’ Role in Risk Oversight

The Board of Directors oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board of Directors seeks to understand and oversee critical business risks. The Board of Directors does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors. The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board of Directors, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

●	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function. The Audit Committee members meet separately with representatives of the Company’s independent auditing firm; and

●	The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

●	The Nominating and Corporate Governance Committee evaluates risk associated with management decisions and strategic direction and reports concerns to the full Board. In addition, this committee evaluates the performance of independent directors and makes suggestions to the full Board concerning director qualifications and number of independent directors. The committee also oversees the Company’s ethics programs, including the Code of Business Ethics and Conduct.

Required Vote

To be elected, each nominee for director must receive at least a plurality of the votes cast at the Annual Meeting (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of the nominees set forth in Proposal 1.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Committees

Our Board of Directors currently has three standing Committees which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: (i) Audit Committee, (ii) Compensation Committee and (iii) Nominating and Corporate Governance Committee. Each of the three standing Committees is comprised entirely of independent directors as that term is defined under the NASDAQ listing standards applicable to each of these committees. From time to time, the Board may establish other committees.

During the fiscal year ended December 31, 2022, the Board held one (1) meeting and took action by unanimous written consent five (5) times. Each of our directors serving on the Board during 2022 attended at least 75% of the meetings held by the Board and by the committees on which such director served during 2022. We do not have a policy requiring Board members to attend the annual meeting of our stockholders. Two members of the Board attended our 2022 annual meeting of stockholders.

Each committee acts pursuant to written charters approved by the Board. Each of the charters for our Audit, Compensation and Nominating and Corporate Governance Committees contains a definition for determining whether members of the respective Committee are independent for purposes of that committee. Current copies of these charters are posted on our Internet website at www.cbak.com.cn.

Audit Committee

Our Audit Committee consists of three members: Martha C. Agee, J. Simon Xue and Jianjun He. Pursuant to the determination of our Board of Directors, Ms. Agee serves as the chair of the Audit Committee and as our Audit Committee financial expert as that term is defined by the applicable SEC rules. Each director who has served or is serving on our Audit Committee was or is “independent” as that term is defined under the NASDAQ listing rules for Audit Committee members at all times during their service on such Committee.

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, oversees our accounting and financial reporting processes and the audits of the financial statements of our company. During the fiscal year ended December 31, 2022, the Audit Committee held one (1) meeting and took action by unanimous written consent two (2) times. The Audit Committee is responsible for, among other things:

●	the appointment, compensation, retention and oversight of the work of the independent auditor;

●	reviewing and pre-approving all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor;

●	reviewing and approving all proposed related-party transactions;

●	discussing the interim and annual financial statements with management and our independent auditors;

●	reviewing and discussing with management and the independent auditor (a) the adequacy and effectiveness of the Company’s internal controls, (b) the Company’s internal audit procedures, and (c) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon;

●	reviewing reported violations of the Company’s code of conduct and business ethics; and

●	reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on the Company or that are the subject of discussions between management and the independent auditors.

Compensation Committee

Our Compensation Committee consists of three members: Martha C. Agee, J. Simon Xue and Jianjun He, with Mr. Xue serving as chair. Each director who has served or is serving on our Compensation Committee was or is “independent” as that term is defined under the NASDAQ listing rules at all times during their service on such Committee. The Compensation Committee hold one (1) meeting during the fiscal year ended December 31, 2022 and took action by unanimous written consent two (2) times during the fiscal year ended December 31, 2022.

The purpose of our Compensation Committee is to discharge the responsibilities of the Company’s Board of Directors relating to compensation of the Company’s executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, if required, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans. Our chief executive officer may not be present at any Compensation Committee meeting during which his compensation is deliberated. The Compensation Committee is responsible for, among other things:

●	reviewing and approving the compensation structure for corporate officers at the level of corporate vice president and above;

●	overseeing an evaluation of the performance of the Company’s executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers;

●	reviewing and approving chief executive officer goals and objectives, evaluate chief executive officer performance in light of these corporate objectives, and set chief executive officer compensation consistent with Company philosophy;

●	making recommendations to the Board regarding the compensation of board members;

●	reviewing and making recommendations concerning long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board of Directors, the Compensation Committee will act on behalf of the Board of Directors as the “Committee” established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Compensation Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three members: Martha C. Agee, J. Simon Xue and Jianjun He, with Mr. He serving as chair. Each director who has served or is serving on our Nominating and Corporate Governance Committee was or is “independent” as that term is defined under the NASDAQ listing rules at all times during their service on such Committee. The Nominating and Corporate Governance Committee did not hold meetings during the fiscal year ended December 31, 2022 and took action by unanimous written consent one (1) time during the fiscal year ended December 31, 2022.

The purpose of the Nominating and Corporate Governance Committee is to determine the slate of director nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its members. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	annually presenting to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of stockholders, and for appointment to the committees of the Board;

●	annually reviewing the composition of each committee and present recommendations for committee memberships to the Board as needed; and

●	annually evaluating and reporting to the Board of Directors on the performance and effectiveness of the Board of Directors to facilitate the directors fulfillment of their responsibilities in a manner that serves the interests of the Company’s shareholders.

Code of Business Ethics and Conduct

We have adopted a Code of Business Ethics and Conduct relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. A copy of the Code of Business Conduct and Ethics has been filed as Exhibit 14.1 to our Quarterly Report on Form 10-Q filed on August 22, 2006 and is hereby incorporated by reference into this proxy statement. The Code of Business Conduct and Ethics is also available on our website at www.cbak.com.cn. During the fiscal year ended December 31, 2022, there were no amendments to or waivers of our Code of Business Ethics and Conduct. If we effect an amendment to, or waiver from, a provision of our Code of Business Ethics and Conduct, we intend to satisfy our disclosure requirements by posting a description of such amendment or waiver on our Internet website at www.cbak.com.cn or via a current report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022

The Audit Committee of the Board is comprised of three non-employee Directors, each of whom has been determined by the Board to be “independent” meeting the independence requirements of the Listing Rules of NASDAQ and the SEC. The Board has determined, based upon an interview of Martha Agee and a review of Ms. Agee’s responses to a questionnaire designed to elicit information regarding her experience in accounting and financial matters, that Ms. Agee shall be designated as an “Audit Committee financial expert” within the meaning of SEC Regulation S-K, as Ms. Agee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in her financial sophistication. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of the Company’s registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in the Company’s periodic financial reports. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2022. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standard and the SEC. In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm, ARK Pro CPA & Co, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based on the review and discussions referred to above, the Audit Committee had recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

/s/ The Audit Committee
Martha C. Agee, Chair
J. Simon Xue
Jianjun He

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

			Stock	Option
		Salary	Awards	Awards	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)
Yunfei Li,	2021	120,107	120,001	53,450	293,557
President, Chief Executive Officer	2022	117,658	60,000	-	177,658
Xiangyu Pei	2021	74,979	54,000	40,087	169,066
Former Interim Chief Financial Officer	2022	88,556	27,000	-	115,556

(1)	The amounts reported in this table have been converted from RMB to U.S. dollars based on the average conversion rate between the U.S. dollar and RMB for the applicable fiscal year, or $1.00 to RMB6.7264 (fiscal year 2022 exchange rate), $1.00 to RMB6.4525 (fiscal year 2021 exchange rate).

(2)	On November 29, 2021, the Company granted Mr. Yunfei Li performance-based options to purchase a total of 200,000 shares of Common Stock, under the Company’s 2015 Equity Incentive Plan, with an exercise price of $1.96 per share. The value of performance-vesting stock options is computed assuming achievement of performance goals based on probable outcomes of such performance goals under ASC Topic 718. Amount shown does not reflect compensation actually received or that may be realized in the future by Mr. Li. In accordance with SEC regulations, such amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. This performance-based option award is subject to performance and service-vesting requirements. See Note 24 of the Notes to Consolidated Financial Statements in our Annual Report for information, including assumptions made, regarding the valuation of equity awards.

Summary of Employment Agreements

The base salary shown in the Summary Compensation Table is described in each named executive officer’s respective employment agreement. The material terms of those employment agreements are summarized below.

We entered into employment agreements with three-year initial terms with our named executive officers with standard employment agreements. We entered into the employment agreement with Mr. Yunfei Li on March 1, 2016. On August 23, 2019, the Board of Directors appointed Ms. Xiangyu Pei as the Interim Chief Financial Officer, and we entered into the employment agreement   with Ms. Xiangyu Pei for a three-year term. Each of our standard employment agreements is automatically extended by a year at the expiration of the initial term and at the expiration of every one-year extension, until terminated in accordance with the termination provisions of the agreements, which are described below. Ms. Xiangyu Pei resigned as the Interim Chief Financial Officer on August 22, 2023.

Our standard employment agreement permits us to terminate the executive’s employment for cause, at any time, without notice or remuneration, for certain acts of the executive, including but not limited to a conviction or plea of guilty to a felony, negligence or dishonesty to our detriment and failure to perform agreed duties after a reasonable opportunity to cure the failure. An executive may terminate his employment upon one month’s written notice if there is a material reduction in his authority, duties and responsibilities or if there is a material reduction in his annual salary before the next annual salary review. Furthermore, we may terminate the executive’s employment at any time without cause by giving one month’s advance written notice to the executive officer. If we terminate the executive’s employment without cause, the executive will be entitled to a termination payment of up to three months of his or her then base salary, depending on the length of such executive’s employment with us. Specifically, the executive will receive salary continuation for: (i) one month following a termination effective prior to the first anniversary of the effective date of the employment agreement; (ii) two months following a termination effective prior to the second anniversary of the effective date; and (iii) three months following a termination effective prior to or any time after the third anniversary of the effective date. The employment agreements provide that the executive will not participate in any severance plan, policy, or program of the Company.

Our standard employment agreement contains customary non-competition, confidentiality, and non-disclosure covenants. Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment, any confidential information, technical data, trade secrets and know-how of our company or the confidential information of any third party, including our affiliated entities and our subsidiaries, received by us. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice and to assign all right, title and interest in them to us. In addition, each executive officer has agreed to be bound by non-competition restrictions set forth in his or her employment agreement. Specifically, each executive officer has agreed not to, while employed by us and for a period of one year following the termination or expiration of the employment agreement,

●	approach our clients, customers or contacts or other persons or entities, and not to interfere with the business relationship between us and such persons and/or entities;

●	assume employment with or provide services as a director for any of our competitors, or engage in any business which is in direct or indirect competition with our business; or

●	solicit the services of any of our employees.

Outstanding Equity Awards at Fiscal Year-End 2022

The following table sets forth the equity awards outstanding at December 31, 2022 for each of our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Equity incentive
plan
									Equity	awards:
									incentive	Market or
			Equity						plan	payout
			incentive						awards:	value of
			plan					Market	Number of	unearned
			awards:				Number of	value of	unearned	shares,
			Number of				shares	shares or	shares,	units or
	Number of	Number of	securities				or units	units of	units or	other
	securities	securities	underlying				of stock	stock	other	rights
	underlying	underlying	unexercised		Option		that have	that have	rights that	that have
	unexercised	unexercised	unearned		exercise	Option	not	not	have not	not
	options (#)	options (#)	options		price	expiration	vested	vested	vested	vested
Name	exercisable	unexercisable	(#)		($)	date	(#)	(#)	(#)	($)
Yunfei Li, President, Chief Executive Officer	40,000	-	120,000	(1)	1.96	09/26/2027	-	-	-	-
Xiangyu Pei Former Interim Chief Financial officer	30,000	-	9,000	(2)	1.96	09/26/2027	-	-	-	-

(1)	On November 29, 2021, pursuant to the 2015 Plan, the Company granted Mr. Li an aggregate of 200,000 performance-based stock options to purchase the Company’s Common Stock. Subject to continued service and attainment of the performance goals relating to the Company’s operating results, the options will vest semi-annually in 10 equal installments over a five-year period with the first vesting on May 30, 2022. The options will expire on the 70-month anniversary of the grant date.

(2)	On November 29, 2021, pursuant to the 2015 Plan, the Company granted Ms. Pei an aggregate of 150,000 performance-based stock options to purchase the Company’s Common Stock. Subject to continued service and attainment of the performance goals relating to the Company’s operating results, the options will vest semi-annually in 10 equal installments over a 5-year period with the first vesting on May 30, 2022. The options will expire on the 70-month anniversary of the grant date.

Pay versus Performance

We believe that performance-based compensation leads to results that are consistent with stockholder and customer interests.

For each covered fiscal year, these are the names of the CEO and each non-CEO Named Executive Officers whose compensation is included in the Pay versus Performance table below:

Year	CEO	Non-CEO NEO
2022	Yunfei Li	Xiangyu Pei
2021	Yunfei Li	Xiangyu Pei

The table below provides pay and performance data for the two most recently completed fiscal years. The use of the term “compensation actually paid” (“CAP”) is required and defined by the SEC’s rules.

Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(1)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs(2)	Value of $100 Investment Based on: Company Total Shareholder Return	Net Income (Loss)
2022	177,658	235,853.85	115,556	155,306.32	$19.57	$(11,327,811)
2021	$293,557	911,229.67	$169,066	524,584.00	$30.83	$61,559,144

(1)	Amounts deducted or added to calculate the compensation actually paid to Yunfei Li for each of the following fiscal years

For CEO

Year	Summary compensation table total	Less: Summary compensaton table total equity (stock awards + option awards)	Plus: FV as of fiscal year end of stock and option awards granted in covered year	Plus: Change in FV of outstanding unvested stock and option awards from prior years	Plus: Change in FV of stock and option awards from prior years that vested in the covered year	Less: FV at prior fiscal year-end of stock and option awards forfeited during the covered year	Compensation actually paid
	$	$	$	$	$	$
2022	177,658.00	-5,678.00	0	45,207.09	18,666.76	-	235,853.85
2021	293,557.00	-106,994.00	312,000.00	233,333.33	179,333.33	-	911,229.67

(2)	Amounts deducted or added to calculate the compensation actually paid to Xiangyu Pei for each of the following fiscal years

For NEO

Year	Summary compensation table total	Less: Summary compensaton table total equity (stock awards + option awards)	Plus: FV as of fiscal year end of stock and option awards granted in covered year	Plus: Change in FV of outstanding unvested stock and option awards from prior years	Plus: Change in FV of stock and option awards from prior years that vested in the covered year	Less: FV at prior fiscal year- end of stock and option awards forfeited during the covered year	Compensation actually paid
	$	$	$	$	$	$
2022	115,556.00	-2,555.00	0	33,905.32	8,400.00	-	155,306.32
2021	169,066.00	-64,182.00	234,000.00	105,000.00	80,700.00	-	524,584.00

Relationship between Financial Performance Measures and Executive Compensation Actually Paid

As illustrated in the above table, for the fiscal year ended December 31, 2022, the summary compensation table total for our PEO and average summary compensation table for our non-PEO NEOs were $177,658 and $115,556, respectively, and the amounts actually paid to our PEO and average amounts actually paid to our non-PEO NEOs based on CAP were $235,853.85 and $155,306.32, respectfully. During such period, the cumulative total shareholder return (“TSR) of our Common Stock for an initial fixed $100 investment was $19.57.

For the fiscal year ended December 31, 2021, the summary compensation table total for our PEO and average summary compensation table for our non-PEO NEOs were $293,557 and $169,066, respectively. The amounts actually paid to our PEO and average amounts actually paid to our non-PEO NEOs based on CAP were also $911,229.67 and $524,584.00, respectfully. During such period, the cumulative TSR of our Common Stock for an initial fixed $100 investment was $30.83.

The Company’s fiscal 2021 net income of $61,559,144 decreased to net loss of $11,327,811 in fiscal 2022.

Compensation of Directors

On August 23, 2019, pursuant to the 2015 Plan, each of our independent directors was granted 20,000 restricted share units of the Company’s Common Stock. The share units vest semi-annually in 6 equal installments over a three year period with the first vesting on September 30, 2019.

The following table sets forth the total compensation earned by our non-employee directors during our fiscal year ended December 31, 2022:

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)	($)
J. Simon Xue	20,000	3,000	23,000
Martha C. Agee	20,000	3,000	23,000
Jianjun He	20,000	3,000	23,000

We do not maintain a medical, dental or retirement benefits plan for the directors.

Except as disclosed in this annual report, we have not compensated, and will not compensate, our non-independent directors, Mr. Yunfei Li and Ms. Xiangyu Pei, for serving as our directors, although they are entitled to reimbursements for reasonable expenses incurred in connection with attending our board meetings.

The directors may determine remuneration to be paid to the directors with interested members of the Board refraining from voting. The Compensation Committee will assist the directors in reviewing and approving the compensation structure for the directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under U.S. securities laws, directors, certain executive officers and persons beneficially owning more than 10% of our Common Stock must report their initial ownership of the Common Stock, and any changes in that ownership, to the SEC. The SEC has designated specific due dates for these reports. Based solely on our review of copies of such reports filed with the SEC and written representations of our directors and executive offers, we believe that all persons subject to reporting filed the required reports on time in fiscal year 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following is a summary of reportable transactions in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under Item 11 “Executive Compensation”).

Name of Entity or Individual	Relationship with the Company
New Era Group Zhejiang New Energy Materials Co., Ltd.	A minority shareholder of Hitrans
Shenzhen Baijun Technology Co., Ltd	The minority shareholder of Guangdong Hitrans
Zhengzhou BAK Battery Co., Ltd	Note (a) below
Zhengzhou BAK New Energy Technology Co., Ltd	Note (b) below
Shenzhen BAK Battery Co., Ltd	Former subsidiary and refer to Note (c) below
Shenzhen BAK Power Battery Co., Ltd	Former subsidiary and refer to Note (c) below
Zhejiang New Era Zhongneng Recycling Technology Co., Ltd.	Note (d) below
Hangzhou Juzhong Daxin Asset Management Co., Ltd	Note (e) below
Mr. Junnan Ye	Former shareholder of Hitrans

(a)	Mr. Xiangqian Li, the Company’s former CEO, is a director of Zhengzhou BAK Battery Co., Ltd.

(b)	Mr. Xiangqian Li is a director of Zhengzhou BAK New Energy Vehicle Co., Ltd, which has 29% equity interests in Zhengzhou BAK New Energy Technology Co., Ltd.

(c)	Mr. Xiangqian Li is a director of Shenzhen BAK Battery Co., Ltd and Shenzhen BAK Power Battery Co., Ltd.

(d)	New Era Group Zhejiang New Energy Materials Co., Ltd. is a shareholder of Zhejiang New Era Zhongneng Recycling Technology Co., Ltd., holding 27.08% equity interests.

(e)	Hangzhou Juzhong Daxin Asset Management Co., Ltd. was the trustee of 85% of registered equity interests of Hitrans

Related party transactions

The Company entered into the following reportable related party transactions:

	For the year ended December 31, 2021	For the year ended December 31, 2022

Purchase of batteries from Zhengzhou BAK Battery Co., Ltd	$5,522,832	$26,819,454
Sales of cathode raw materials to Zhengzhou BAK Battery Co., Ltd	8,339,088	53,236,804
Sales return of batteries to Zhengzhou BAK New Energy Technology Co., Ltd	(91,974)	-
Sales of cathode raw materials to Shenzhen BAK Power Battery Co., Ltd	10,032	8,681,496
Interest expense charge by Mr. Junnan Ye	135,606	-

Related party balances

Apart from the above, the Company recorded the following related party balances as of December 31, 2021 and December 31, 2022:

Receivables from former subsidiary

	December 31, 2021	December 31, 2022

Receivables from Shenzhen BAK Power Battery Co., Ltd	$2,263,955	$5,518,052

Balance as of December 31, 2021 and 2022 represented trade receivable for sales of cathode raw materials to Shenzhen BAK Power Battery Co., Ltd. As of the date of this report, Shenzhen BAK Power Battery Co., Ltd repaid $4.5 million to the Company.

Amount due from non-controlling interest

	December 31, 2021	December 31, 2022

Shenzhen Baijun Technology Co., Ltd	$125,883	$-
Current	62,941	-
Non-current	$188,824	$-

In August 2018, Guangdong Hitrans and Shenzhen Baijun entered into a services contract for the provision of consultancy service to assist Guangdong Hitrans to obtain the license for recycling solid wastes with a contract sum of RMB3,000,000 ($465,362). During August and September 2018, RMB1,500,000 ($232,681) was paid to Shenzhen Baijun as deposit. In 2020, Guangdong Hitrans and Shenzhen Baijun entered into supplemental agreement to cancel the services contract and Shenzhen Baijun agreed to refund the deposit paid by four installments from 2021 throughout 2023.

Hitrans assessed the recoverability of the amount due from Shenzhen Baijun and considered the recoverability to be low so it had written off the whole amount due from Shenzhen Baijun as of December 31, 2022.

Amount due from related party

	December 31, 2021	December 31, 2022

Hangzhou Juzhong Daxin Asset Management Co., Ltd	472,061	-

The above balances are due on demand, interest-free and unsecured. The Company assessed the recoverability of the amount due from Juzhong Daxin and considered the recoverability to be low so it had written off the whole amount due from Juzhong Daxin as of December 31, 2022.

Other balances due from/ (to) related parties

	December 31, 2021	December 31, 2022

Trade receivable, net – Zhengzhou BAK Battery Co., Ltd (i)	$14,583,061	$9,156,383
Trade receivable, net – Zhengzhou BAK New Energy Technology Co., Ltd (ii)	$459,714	$-
Bills receivable – Issued by Zhengzhou BAK Battery Co., Ltd (iii)	$1,861,280	$2,941,683
Trade payable, net – Zhengzhou BAK Battery Co., Ltd	$(572,768)	$(5,629,343)
Dividend payable to non-controlling interest of Hitrans	$1,444,737	$1,290,942

(i)	Representing trade receivables from sales of cathode raw materials to Zhengzhou BAK Battery Co., Ltd. As of the date of this report, Zhengzhou BAK Battery Co., Ltd. repaid $5.1 million to the Company.

(ii)	Representing trade payables on purchase of batteries from Zhengzhou BAK Battery Co., Ltd.

(iii)	Representing bills receivable issued by Zhengzhou BAK Battery Co., Ltd. The Company endorsed the bills receivable to suppliers for settling trade payables subsequent to December 31, 2022.

Payables to a former subsidiary

Payables to a former subsidiary as of December 31, 2021 and 2022 consisted of the following:

	December 31,	December 31,
	2021	2022
Payables to Shenzhen BAK Power Battery Co., Ltd	$(326,507)	$(358,067)

Balance as of December 31, 2021 and December 31, 2022 consisted of payables for purchase of inventories from Shenzhen BAK Power Battery Co., Ltd.

Guarantees for the Company

On January 17, 2022, we obtained a one-year term facility from Agricultural Bank of China with a maximum amount of RMB10 million (approximately $1.4 million) bearing interest at 105% of benchmark rate of the People’s Bank of China (“PBOC”) for short-term loans, which is 3.85% per annum. The facility was guaranteed by the Company’s CEO, Mr. Yunfei Li and Mr. Yunfei Li’s wife Ms. Qinghui Yuan and secured by an unrelated third party, Jiangsu Credits Financing Guarantee Co., Ltd. We borrowed RMB10 million (approximately $1.4 million) on the same date for a term until January 16, 2023. We repaid the loan early on January 5, 2023.

On February 9, 2022, we obtained a one-year term facility from Jiangsu Gaochun Rural Commercial Bank with a maximum amount of RMB10 million (approximately $1.4 million) bearing interest at 124% of benchmark rate of the People’s Bank of China (“PBOC”) for short-term loans, which is 4.94% per annum. The facility was guaranteed by the Company’s CEO, Mr. Yunfei Li and Mr. Yunfei Li’s wife Ms. Qinghui Yuan. We borrowed RMB10 million (approximately $1.4 million) on February 17, 2022 for a term until January 28, 2023. We repaid the loan early on January 16, 2023.

On March 8, 2022, we obtained a one-year term facility from China Zheshang Bank Co., Ltd. Shangyu Branch with a maximum amount of RMB10 million (approximately $1.4 million) bearing interest at 5. 5% per annum. The facility was guaranteed by 100% equity in CBAK Power held by BAK Asia and the Company’s CEO, Mr. Yunfei Li. The Company borrowed RMB10 million (approximately $1.6 million) on the same date. On May 17, 2022, we repaid the loan principal and related loan interests.

On April 28, 2022, we obtained a three-year term facility from Industrial and Commercial Bank of China Nanjing Gaochun branch, with a maximum amount of RMB12 million (approximately $1.7 million) with the term from April 21, 2022 to April 21, 2025. The facilities were guaranteed by our CEO, Mr. Yunfei Li and Mr. Yunfei Li’s wife Ms. Qinghui Yuan. Under the facility, we borrowed RMB10 million (approximately $1.4 million) on April 29, 2022, bearing interest at 3.95% per annum for a term until April 29, 2023.

On June 22, 2022, we obtained another one-year term facility from China Zheshang Bank Co., Ltd. Shangyu Branch with a maximum amount of RMB10 million (approximately $1.4 million) bearing interest at 4.5% per annum. The facility was guaranteed by 100% equity in CBAK Power held by BAK Asia and our CEO, Mr. Yunfei Li. The Company borrowed RMB10 million (approximately $1.4 million) on the same date for a term until June 21, 2023. We repaid the loan on November 10, 2022.

On September 25, 2022, we entered into a new one-year term facility with Jiangsu Gaochun Rural Commercial Bank with a maximum amount of RMB9 million (approximately $1.3 million) bearing interest rate at 4.81% per annum. The facility was guaranteed by 100% equity in CBAK Nanjing held by BAK Investment and our CEO, Mr. Yunfei Li and Mr. Yunfei Li’s wife Ms. Qinghui Yuan. We borrowed RMB9 million (approximately $1.3 million) on September 27, 2022 for a term until September 24, 2023.

On January 7, 2023, we obtained a two-year term facility from Postal Savings Bank of China, Nanjing Tianhe Branch with a maximum amount of RMB10 million (approximately $1.4 million) for a period from January 7, 2023 to January 6, 2025. The facility was guaranteed by the Company’s CEO, Mr. Yunfei Li, Mr. Yunfei Li’s wife Ms. Qinghui Yuan and CBAK New Energy (Nanjing) Co., Ltd. We borrowed RMB5 million (approximately $0.7 million) on January 12, 2023 for a term of one year until January 11, 2024, bearing interest at 3.65% per annum.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

PROPOSAL 2. – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected ARK Pro CPA & Co to serve as the Company’s independent auditors for the fiscal year ending December 31, 2023. We are asking our stockholders to ratify our company’s selection of ARK Pro CPA & Co as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our amended and restated bylaws or otherwise, the Board of Directors is submitting the selection of ARK Pro CPA & Co to our stockholders for ratification as a matter of good corporate governance practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

We expect representatives of ARK Pro CPA & Co to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees and Services

Audit Fees

Centurion ZD CPA & Co. billed us $513,721 and $265,000 and for the fiscal years ended December 31, 2022 and 2021, respectively, for professional services rendered for the audit of our annual financial statements, including reviews of the interim financial statements included in our quarterly reports on Form 10-Q and assistance with the Securities Act filings.

Audit-Related Fees

The fees for the audit-related services billed and to be billed by Centurion ZD CPA & Co. for the year ended December 31, 2022 and 2021 amounted to $2,500 and $67,500, respectively.

Tax Fees

We did not engage our principal accountants to provide tax compliance, tax advice or tax planning services during the last two fiscal years.

All Other Fees

We did not engage our principal accountants to render services to us during the last two fiscal years, other than as reported above.

Pre-Approval Policies and Procedures

All auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by the Audit Committee in advance, except non-audit services (other than review and attestation services) if such services fall within exceptions established by the SEC. The Audit Committee will pre-approve any permissible non-audit services to be provided by the Company’s independent auditors on behalf of the Company that do not fall within any exception to the pre-approval requirements established by the SEC. The Audit Committee may delegate to one or more members the authority to pre-approve permissible non-audit services, but any such delegate or delegates must present their pre-approval decisions to the Audit Committee at its next meeting. All of our accountants’ services described above were pre-approved by the Audit Committee or by one or more members under the delegate authority described above.

Required Vote

Ratification of ARK Pro CPA & Co as our Company’s independent registered public accountant for the fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast (meaning the number of shares of Common Stock voted “for” this proposal must exceed the number of shares of Common Stock voted “against” this proposal). Abstentions will have no effect on this proposal because an abstention does not count as a vote cast. There will be no broker “non-votes” for this proposal because brokers have discretion to vote the shares held for the beneficial owners.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” ratification of the selection of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

PROPOSAL 3 - APPROVAL OF THE CBAK ENERGY TECHNOLOGY, INC. 2023 EQUITY INCENTIVE PLAN

In light of the limited amount of shares available for future issuance under our 2015 Equity Incentive Plan, our stockholders are being asked to approve the 2023 Equity Incentive Plan (the “2023 Plan”) which will be used to provide stock-based compensation to our employees, directors and consultants. Both our Compensation Committee and Board of Directors have approved the 2023 Plan, subject to stockholder approval at the Annual Meeting. If our stockholders do not approve the 2023 Plan, we will not implement the 2023 Plan.

The 2023 Plan is intended to allow the Company to obtain and retain the services of the types of employees, consultants and directors who will contribute to the Company’s long term success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all of our stockholders.

The 2023 Plan became effective upon approval by the stockholders of the Company.

The following summary of the material features of the 2023 Plan is qualified in its entirety by reference to the 2023 Plan, a copy of which is attached as Appendix A. Unless otherwise defined, capitalized terms in this summary have the same meanings as provided in the 2023 Plan.

Summary of the 2023 Plan

The following paragraphs provide a summary of the principal features of the 2023 Plan and its operation. The 2023 Plan is set forth in its entirety as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to the 2023 Plan.

Eligibility. Employees of us or any parent or subsidiary of the company, members of our board of directors who are not employees, and consultants of us or any parent or subsidiary of the company are eligible to participate in the 2023 Plan, provided a person will not be eligible to receive an award under the 2023 Plan as a consultant if such an award would cause shares to be ineligible for registration under the Securities Act on Form S-8. The Compensation Committee of our Board of Directors determines which eligible persons will receive grants under the 2023 Plan.

Purpose. The purpose of the 2023 Plan is to promote our long-term success and create stockholder value by (i) encouraging our employees and other service providers to focus on our performance, (ii) encouraging the attraction and retention of employees and other service providers with exceptional qualifications and (iii) linking our employees and other service providers’ interests directly to stockholder interests through increased stock ownership. The 2023 Plan seeks to achieve these purposes by providing for awards in the form of restricted shares, stock units, stock options or stock appreciation rights.

Shares Subject to the 2023 Plan. If stockholders approve the 2023 Plan, a total of 20,000,000 shares will be reserved for issuance under the 2023 Plan. The shares may be authorized, but unissued, or treasury shares of our Common Stock.

Shares subject to equity awards under the 2023 Plan that expire or are cancelled or forfeited will again become available for issuance under the 2023 Plan. However, shares available under the 2023 Plan will not be increased by shares withheld to satisfy tax withholding obligations, shares tendered or withheld in payment of the purchase price of an option or shares repurchased by the company with proceeds received from the exercise of an option issued under the 2023 Plan. Shares available will be reduced by the gross, rather than the net, number of shares subject to a stock appreciation right exercise. The shares available will not be reduced by equity awards settled in cash. Any dividend equivalents paid or credited under the 2023 Plan shall, if paid in shares, reduce the number of shares issuable under the 2023 Plan.

In the event of a stock split, stock dividend (other than regular, ongoing dividends) or similar recapitalization, appropriate adjustments will automatically be made to the 2023 Plan share pool, the number of shares covered by outstanding awards, and the exercise price of options and stock appreciation rights (which would not be considered a repricing under the 2023 Plan).

Administration. The Compensation Committee of our Board of Directors administers the 2023 Plan. The Compensation Committee has the complete discretion to make all decisions relating to the 2023 Plan.

Types of Award. The 2023 Plan provides for the following types of awards:

●	incentive and nonstatutory stock options to purchase shares of our Common Stock;

●	restricted shares and restricted stock units (also referred to as stock units) covering shares of our Common Stock; and

●	stock appreciation rights.

Options and Stock Appreciation Rights. The exercise price for options granted under the 2023 Plan may not be less than 100% of the fair market value of our Common Stock on the option grant date.

A participant who exercises a stock appreciation right receives the increase in value of our Common Stock over the base price. The base price for stock appreciation rights granted under the 2023 Plan shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the underlying Common Stock on the grant date. The settlement value of the stock appreciation right may be paid in cash, shares of Common Stock or a combination of both, as specified in the award agreement.

Options and stock appreciation rights vest at the times determined by the Compensation Committee and have a maximum term of ten (10) years from the date of grant.

Restricted Shares and Stock Units. Restricted shares may be awarded under the 2023 Plan in return for such legal consideration, if any, as the Compensation Committee determines. Restricted shares may or may not be subject to vesting and vesting, if any, shall occur upon satisfaction of the conditions specified by the Compensation Committee.

Stock units may also be awarded under the 2023 Plan. Cash consideration is not required of the recipients of stock units. Each award of stock units may or may not be subject to vesting and vesting, if any, shall occur upon satisfaction of the conditions specified by the Compensation Committee. Settlement of vested stock units may be made in the form of cash, shares of Common Stock or a combination of both. Settlement of stock units may be deferred past the vesting date, as specified by the Compensation Committee.

Change of Control. In the event of a Change in Control (as defined in the 2023 Plan) of the Company, all the 2023 Plan awards shall be treated as determined by the Compensation Committee, which may provide for one or more of the following:

●	Automatic acceleration of vesting of an award upon the Change in Control or upon certain terminations following a Change in Control;

●	The assumption or substitution of any outstanding awards by the surviving corporation or its parent;

●	Accelerated vesting of outstanding options and stock appreciation rights, followed by their cancellation;

●	The cancellation of any outstanding options and stock appreciation rights in exchange for a payment (in cash or stock) equal to the per share price received in the transaction less the exercise price (such payment may be subject to the vesting schedule of the cancelled option or stock appreciation right); and

●	The cancellation of any outstanding stock units in exchange for a payment (in cash or stock) equal to the value of the underlying shares if any, on the date of the merger or consolidation (such payment may be subject to the vesting schedule of the cancelled stock unit).

Dissolution or Liquidation. To the extent not previously exercised or settled, options, stock appreciation rights and stock units will terminate immediately prior to the dissolution or liquidation of the company.

Amendment or Termination. Our board of directors may amend or terminate the 2023 Plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 2023 Plan will continue in effect for ten years from the date of approval by stockholders, unless the board of directors decides to terminate the plan earlier.

Performance Goals. The Compensation Committee (in its discretion) may make performance goals applicable to a participant with respect to an award, including but not limited to restricted stock and stock units.

Certain United States Federal Income Tax Information

The following paragraphs are a summary of the general U.S. federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2023 Plan. Tax consequences for any particular individual may be different.

The following discussion assumes that the fair market value of our Common Stock on the date of exercise is greater than the per share exercise price.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be a capital gain or loss. The Company will generally be entitled to a tax deduction in the year compensation income is recognized by the participant in an amount equal to the compensation income recognized by the participant.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as a capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. The Company will generally be entitled to a tax deduction in the year compensation income is recognized by the participant (if at all) in an amount equal to the compensation income recognized by the participant.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be a capital gain or loss.

Restricted Stock Awards. Restricted stock received pursuant to awards, including performance-based awards, will generally be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a holder of restricted stock does not make the election described below, the holder realizes no taxable income upon the receipt of restricted stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions applicable to the restricted stock lapse, the holder will realize compensation income equal to the fair market value of the shares at that time, less any amount paid for the shares, and the Company will generally be entitled to a corresponding deduction. Individuals receiving shares of restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the restricted stock holder elects to realize compensation income with respect to the shares when the restricted stock is granted rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the holder receives them (valued without taking the restrictions into account), less any amount paid for the shares, and the Company will generally be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the holder will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize a capital gain or loss with respect to the shares when they are sold.

Stock Units. A participant who is granted a stock unit will not recognize any compensation income upon grant. The participant will recognize compensation income equal to the amount of cash and the fair market value of our Common Stock delivered to the participant in settlement of the stock units. The Company will generally be entitled to a tax deduction in the year the stock unit is settled in an amount equal to the compensation income recognized by the participant.

Section 409A. Section 409A of the Code contains certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Equity awards granted under the 2023 Plan with a deferral feature will be subject to the requirements of Section 409A. If an equity award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that equity award may recognize ordinary income on the amounts deferred under such equity award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an equity award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest. In addition, certain states (such as California) have laws similar to Section 409A and, as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Section 162(m). Section 162(m) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in any year. In connection with 2017 tax reform legislation, the exemption from the deduction limit under Section 162(m) for “performance-based compensation” was repealed, such that compensation paid to our “covered employees” in excess of $1 million will generally not be deductible. No new awards granted under the 2023 Plan will qualify for the 162(m) exemption due to these changes in applicable law.

Prior to the enactment of tax reform legislation, for the grant of awards under a plan to qualify under prior law as “performance-based compensation” under Section 162(m), among other things, the plan was required to (i) describe the employees eligible to receive such awards, provide a per-person limit on the number of shares subject to various types of awards, and the amount of cash that may be subject to performance-based cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established performance criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). These terms were required to be approved by the stockholders. Any description of provisions in the 2023 Plan relating to Section 162(m), and the existence of those provisions in the attached 2023 Plan, should not be taken to imply that the “performance-based compensation” exception remains available for future grants, as it is indeed unavailable.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT, EXERCISE AND/OR VESTING OF EQUITY AWARDS UNDER THE 2023 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy (assuming a quorum is present). Abstentions and broker “non-votes” will not be counted as a vote cast with respect to Proposal 3.

Recommendation of the Board

The Board believes that it is in the Company’s best interests and in the best interests of the shareholders to adopt the 2023 Plan to help attract, motivate and retain outstanding employees, directors, and consultants and to align further their interests with those of shareholders.

The Board recommends a vote FOR the approval of the 2023 Plan.

PROPOSAL 4 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the approval of the named executive officer compensation as disclosed in this Proxy Statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy (assuming a quorum is present). Abstentions and broker “non-votes” will not be counted as a vote cast with respect to Proposal 4.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

PROPOSAL 5 - ADVISORY VOTE REGARDING THE FREQUENCY OF THE VOTING WITH
RESPECT TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to Proposal 4 above, our stockholders are being provided the opportunity to cast vote to approve, on an advisory basis, the frequency of the voting with respect to the compensation of our Named Executive Officers. The advisory vote on executive compensation described in Proposal 4 above is referred to as a “say-on-pay vote.”

This Proposal 5 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or special stockholder meeting for which we must include executive compensation information in the proxy statement). Under this Proposal 5, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining its recommendation, the Board of Directors considered how an advisory vote once every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

Required Vote

The choice of frequency that receives the highest number of “FOR” votes will be considered a non-binding advisory vote of the stockholders. Abstentions and broker non-votes will not count as votes cast “for” or “against” any frequency choice, and will have no direct effect on the outcome of this proposal. While this vote is advisory and not binding on our Company, the Board of Directors expects to take into account the outcome of the vote, along with other relevant factors, and when considering future advisory votes on executive compensation.

Recommendation of the Board

The Board of Directors recommends a vote for EVERY THREE YEARS as the frequency with which stockholders are provided future advisory votes on the compensation of our Named Executive Officers.

OTHER MATTERS

Our Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER COMMUNICATIONS

The Company has a process for stockholders who wish to communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors may write to it at the Company’s address given above. These communications will be reviewed by one or more employees of the Company designated by the Board of Directors, who will determine whether they should be presented to the Board of Directors. The purpose of this screening is to allow the Board of Directors to avoid having to consider irrelevant or inappropriate communications.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Secretary of the Company at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, 116450, China, no later than December 31, 2023. A proposal which is received after the applicable date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

ANNUAL REPORT ON FORM 10-K

We will furnish without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K with any amendments, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Secretary of the Company, at our address listed on the top of page one of this Proxy Statement. A copy of our Annual Report on Form 10-K, with any amendments, is also made available on our website at www.cbak.com.cn after it is filed with the SEC.

October 20, 2023	By Order of the Board of Directors

/s/ Yunfei Li
Chairman

Appendix A

CBAK ENERGY TECHNOLOGY, INC.

2023 EQUITY INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

CBAK Energy Technology, Inc., a Nevada corporation (the “Company”) hereby establishes the CBAK ENERGY TECHNOLOGY, INC. 2023 EQUITY INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on the Company’s performance, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute ISOs or NSOs) or SARs.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Nevada (except its choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Administrator. The Committee shall serve as Administrator of the Plan. The Committee shall consist of no less than two (2) Outside Directors who shall be appointed by the Board. The Committee shall be comprised solely of Outside Directors who are (a) “outside directors” under Section 162(m) of the Code, (b) “non-employee directors” under Rule 16b-3 of the Exchange Act, and (c) who meet any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded.

2.2 Administrator Responsibilities. The Administrator shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and the terms of the Awards, and (d) make all other decisions relating to the operation of the Plan. The Administrator may adopt such rules or guidelines as it deems appropriate to implement the Plan and amend any Award, subject to the consent of the holder of such Award to the extent required by applicable law. The Administrator’s determinations under the Plan shall be final and binding on all persons.

2.3 Committee for Non-Officer Grants. The Committee may delegate all or part of its authority and power under the Plan to a secondary committee of the Board or officers of the Company, that may administer the Plan with respect to Employees and Consultants who are not Outside Directors and are not considered executive officers of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Notwithstanding the foregoing, with respect to Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee many not delegate its authority with respect to such Awards if doing so would cause such Awards to fail to so qualify. Within the limitations of this Section 2.3, any reference in the Plan to the Administrator shall include such secondary committee.

2.4 No Repricing. The Administrator may not reduce the Exercise Price for an Option or SAR, other than pursuant to Article 10. This shall include, without limitation, a repricing of the Option or SAR as well as an Option or SAR exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR, cash or other Award.

Appendix A-1

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed 20,000,000. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 10.

3.2 Shares Returned to Reserve. If Restricted Shares or Common Shares issued upon the exercise of Options under the Plan are forfeited or repurchased, then such shares of Stock shall again become available for Awards under the Plan. If Stock Units, Options or SARs under the Plan are forfeited or terminate for any other reason before being exercised or settled, then the corresponding shares of Stock shall again become available for Awards under the Plan. Notwithstanding the foregoing, the following Common Shares shall not again become available for Awards or increase the number of Common Shares available for grant under the Plan: (i) Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option issued under the Plan, (ii) Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Stock repurchased by the Company with proceeds received from the exercise of an Option issued under the Plan, and (iv) Stock subject to a SAR issued under this Plan that are not issued in connection with the stock settlement of that SAR upon its exercise. To the extent an Award under the Plan is paid out in cash rather than Stock, such cash payment shall not reduce the number of Common Shares available for issuance under the Plan.

3.3 Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall, if paid in Common Shares, be applied against the number of Common Shares that may be issued under the Plan. Any dividend equivalents paid or credited under the Plan shall, if paid in cash, not be applied against the number of Common Shares that may be issued under the Plan.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2 Other Grants. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of shares of Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 10.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable and vested. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten (10) years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.

Appendix A-2

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of shares of Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Stock are purchased, except that the Administrator at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is an Outside Director or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

6.2 Surrender of Stock. With the Administrator’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Stock that are already owned by the Optionee. Such shares of Stock shall be valued at their Fair Market Value on the date when the new shares of Stock are purchased under the Plan.

6.3 Exercise/Sale. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the shares of Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Promissory Note. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note that is consistent with applicable laws, regulations and rules.

6.5 Other Forms of Payment. With the Administrator’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7. STOCK APPRECIATION RIGHTS.

7.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

7.2 Number of Shares. Each SAR Agreement shall specify the number of shares of Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10.

7.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price under an SAR shall in no event be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

7.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR; provided that the term of the SAR shall in no event exceed ten (10) years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included with an ISO only at the time of grant but may be included with an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

7.5 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) shares of Stock, (b) cash or (c) a combination of shares of Stock and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of shares of Stock received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the shares of Stock subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

Appendix A-3

ARTICLE 8. RESTRICTED SHARES.

8.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

8.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. If the Participant is an Outside Director or executive officer of the Company, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by section 13(k) of the Exchange Act. Within the limitations of the Plan, the Administrator may accept the cancellation of outstanding options or SARs in return for the grant of Restricted Shares.

8.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Any vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. Such target may be based on one or more Performance Goals. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

8.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Any additional Restricted Shares that represent share dividends shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 9. STOCK UNITS.

9.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.

9.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients. Within the limitations of the Plan, the Administrator may accept the cancellation of outstanding options or SARs in return for the grant of Stock Units.

9.3 Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. Such target may be based on one or more Performance Goals. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

9.4 No Voting or Dividend Rights. The holders of Stock Units shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Stock Units and any share of Stock underlying the Stock Units and deliverable thereunder unless and until such shares of Stock shall have been issued by the Company and held of record by such holder. No adjustment will be made for a dividend or other right for which the record date is prior to such date.

Appendix A-4

9.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) shares of Stock or (c) any combination of both, as determined by the Administrator. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Stock over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.

9.6 Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing with the Company. A beneficiary designation may be changed by filing with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

ARTICLE 10. ADJUSTMENTS, DISSOLUTION OR LIQUIDATION, REORGANIZATIONS.

10.1 Adjustments. In the event of a subdivision of the outstanding shares of Stock, a declaration of a dividend payable in Common Shares (other than regular, ongoing dividends) or other distribution (whether in the form of cash or Common Shares), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares, or other change in the corporate structure of the Company affecting the Common Shares such that an adjustment is determined by the Administrator (in its discretion) to be appropriate to prevent dilution or enlargement of benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust each of the following:

(a)	The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b)	The limitations set forth in Sections 5.2, 7.2, 8.3 and 9.3;

(c)	The number of shares of Stock covered by each outstanding Option and SAR;

(d)	The Exercise Price under each outstanding Option and SAR; or

(e)	The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than shares of Stock in an amount that has a material effect on the price of shares of Stock, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 10, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

10.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

10.3 Change in Control. In the event of a Change in Control, all outstanding Awards shall be treated as the Administrator (in its discretion) determines, which need provide for treatment of all outstanding Awards (or a portion thereof) in an identical manner and may be effected without consent of a Participant. Such treatment shall provide for one or more of the following:

(a) The Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time the Award remains outstanding, to provide for automatic acceleration of vesting upon occurrence of a Change in Control, whether or not the Award is assumed or replaced in the Change in Control, or in connection with a termination of a Participant’s Service following a Change in Control.

Appendix A-5

(b) The assumption of any outstanding Awards by the surviving, continuing, successor or purchasing entity or its parent, provided that the assumption of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for any outstanding Awards, provided that the substitution of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of any outstanding Options and SARs and full vesting of the shares of Stock subject to such Options and SARs, followed by the cancellation of such Options and SARs. The full exercisability of any Options and SARs and full vesting of such shares of Stock may be contingent on the closing of the Change in Control. The Optionees shall be able to exercise such Options and SARs during a period preceding the closing date of the Change in Control. Any exercise of such Options and SARs during such period may be contingent on the closing of the Change in Control.

(e) The cancellation of any outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the shares of Stock subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such shares of Stock are then vested) as of the closing date of such Change in Control over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such shares of Stock would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such shares of Stock would have vested. If the Exercise Price of the shares of Stock subject to such Options and SARs exceeds the Fair Market Value of such shares of Stock, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of any outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the shares of Stock subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such Change in Control. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 11. PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m).

11.1 General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Article 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Article 11.

11.2 Performance Goals. The granting and/or vesting of Awards of Restricted Stock or Stock Units or other incentives under the Plan may, in the discretion of the Administrator, be made subject to the achievement of one or more Performance Goals.

Appendix A-6

11.3 Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

11.4 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 12. LIMITATION ON RIGHTS.

12.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s articles of incorporation and by-laws and a written employment agreement (if any).

12.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any shares of Stock covered by his or her Award prior to the time when a stock certificate for such shares of Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan. Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Shares are traded.

12.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of shares of Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

12.4 Transferability of Awards. No Awards granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or beneficiary designations under procedures established by the Administrator. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit transfers of Awards for estate planning and charitable purposes in accordance with procedures it establishes.

12.5 Clawback Policy. Awards granted under the Plan and any gross proceeds received by Participants with respect to Awards granted under the Plan shall be subject to any clawback policy that may be adopted or amended thereafter by the Administrator from time to time, to comply with regulations related to recoupment or clawback of compensation adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing standards of any national securities exchange on which the Company’s securities are listed or any other applicable law, rule, or regulation. Clawback can, if applicable and where permitted by applicable local law, be made by deducting payments that will be due in the future (including salary, bonuses, and other forms of compensation). A Participant’s acceptance of an Award under the Plan shall constitute such Participant’s acknowledgement and recognition that the Participant’s compliance with this Section 12.5 is a condition for the Participant’s receipt of the Award.

Appendix A-7

ARTICLE 13. WITHHOLDING TAXES.

13.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock or make any cash payment under the Plan until such obligations are satisfied.

13.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such minimum required withholding obligations by having the Company withhold all or a portion of any shares of Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Stock that he or she previously acquired. Such shares of Stock shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 14. FUTURE OF THE PLAN.

14.1 Effective Date. The Plan shall become effective on the date it is approved by the requisite vote of the Company’s stockholders (the “Effective Date”). No Awards shall be made under the Plan prior to the Effective Date.

14.2 Term of the Plan. The Plan shall become effective on the Effective Date and shall remain in effect until the earlier of (a) the date when the Plan is terminated under Section 14.2 or (b) the 10th anniversary of the Effective Date; provided, however, that Awards made before the termination or expiration of the Plan may be exercised, vested, settled or otherwise effectuated after such date in accordance with the terms of such Awards.

14.3 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. No action taken pursuant to this Section 14.2 of the Plan shall, without the consent of the Participant, adversely affect any Awards which have been previously granted to a Participant except pursuant to Section 12.3 of the Plan.

14.4 Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 15. DEFINITIONS.

(a) “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Article 2.

(b) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c) “Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(d) “Board” means the Company’s Board of Directors, as constituted from time to time.

(e) “Change in Control” means:

(1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(2) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(3) A change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

Appendix A-8

(4) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (4), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company. For purposes of this subsection (4), the acquisition of additional stock by any one person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered an additional Change in Control. A transaction shall not constitute a Change in Control (i) if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (ii) it does not qualify as a change of control event within the meaning of Section 409A.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee appointed by the Board that consists of one or more Board members or other individuals satisfying all applicable laws. As of the Effective Date, and until otherwise determined by the Board, the Compensation Committee of the Board will serve as the Committee.

(h) “Common Share” means one share of common stock of the Company.

(i) “Company” means CBAK Energy Technology, Inc., a Nevada corporation.

(j) “Consultant” means any consultant, advisor or other person who provides significant services to the Company, a Parent, a Subsidiary or an Affiliate, but who is not an Employee or an Outside Director. However, a person shall not be eligible to be granted an Award if inclusion of that person as a Consultant would cause the Awards and/or Shares available under the Plan to be ineligible for registration on a Form S-8 Registration Statement under the 1933 Act.

(k) “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price,” in the case of an Option, means the amount for which one share of Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one share of Stock in determining the amount payable upon exercise of such SAR.

(n) “Fair Market Value” means the market price of shares of Stock, determined by the Administrator in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Administrator shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

(o) “ISO” means an incentive stock option described in section 422(b) of the Code.

(p) “NSO” means a stock option not described in sections 422 or 423 of the Code.

(q) “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase shares of Stock.

(r) “Optionee” means a person or estate who holds an Option or SAR.

(s) “Outside Director” means a member of the Board who is not an Employee.

(t) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

Appendix A-9

(u) “Participant” means a person or estate who holds an Award.

(v) “Performance Goals” means the goal(s), or combination of goal(s) determined by the Administrator with respect to an Award. The performance goals that may be used by the Administrator may consist of any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating income or net operating income, (xvi) operating margin, (xvii) market share, (xviii) overhead or other expense reduction, (xix) credit rating, (xx) objective customer indicators, (xxi) improvements in productivity, (xxii) attainment of objective operating goals, (xxiii) objective employee metrics, (xxiv) return ratios, (xxv) objective qualitative milestones, and (xxvi) other objective financial or other metrics relating to the progress of the Company or to a Subsidiary, division or department thereof.

(w) “Performance Period” means a period established by the Administrator during which performance objectives or continued Service must be met pursuant to Article 11.

(x) “Plan” means this CBAK Energy Technology, Inc. 2023 Equity Incentive Plan, as amended from time to time.

(y) “Restricted Share” means a share of Stock awarded under the Plan.

(z) “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

(aa) “SAR” means a stock appreciation right granted under the Plan.

(bb) “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

(cc) “Section 409A” means Section 409A of the Code.

(dd) “Service” means service as an Employee, Outside Director or Consultant.

(ee) “Stock” means the Common Stock of the Company.

(ff) “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

(gg) “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock, as awarded under the Plan.

(hh) “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

(ii) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(jj) “Total and Permanent Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Appendix A-10

CBAK ENERGY TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2023

Annual Meeting Proxy Card

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of CBAK ENERGY TECHNOLOGY, INC., a Nevada corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated October 20, 2023, and hereby constitutes and appoints Mr. Yunfei Li, the Company’s Chairman, President and Chief Executive Officer, and Mr. Jiewei Li, the Company’s Chief Financial Officer, or either of them acting singly in the absence of the other, with full power of substitution in either of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of the Company’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 15, 2023 (the “Annual Meeting”), and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

The undersigned hereby instructs said proxies or their substitutes:

The Board of Directors recommends that you vote FOR the following:

1.	Elect as Directors the nominees listed below:

01 Yunfei Li	FOR ☐	AGAINST ☐	ABSTAIN ☐
02 J. Simon Xue	FOR ☐	AGAINST ☐	ABSTAIN ☐
03 Martha C. Agee	FOR ☐	AGAINST ☐	ABSTAIN ☐
04 Jianjun He	FOR ☐	AGAINST ☐	ABSTAIN ☐
05 Xiangyu Pei	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends that you vote FOR the following:

2.	Ratify the selection of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2023.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends that you vote FOR the following:

3.	Approve the CBAK Energy Technology, Inc. 2023 Equity Incentive Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends that you vote FOR the following:

4.	Vote to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends that you vote “EVERY THREE YEARS” for the following:

4.	Vote to approve, on an advisory basis, the frequency of the voting with respect to the compensation of the Company’s Named Executive Officers.

EVERY YEAR ☐	EVERY TWO YEARS ☐	EVERY THREE YEARS ☐	ABSTAIN ☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournment or adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS (PROPOSAL 1), “For” the ratification of the appointment of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2), “For” the approval of the CBAK Energy Technology, Inc. 2023 Equity Incentive Plan (Proposal 3), “For” the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 4), And “EVERY THREE YEARS” for the proposal regarding a vote to approve, on an advisory basis, the frequency of the voting with respect to the compensation of our Named Executive Officers (Proposal 5). IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING and any adjournment or adjournments thereof.

I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated October 20, 2023, and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

If you are voting by mail, please sign, date and mail this proxy immediately in the enclosed envelope. You are also permitted and encouraged to vote online by following the instructions on the Notice of Internet Availability of Proxy Materials that was separately mailed to you.

Name

Name (if joint)

Date _____________, 2023

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope, if mailed in the United States.